Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208816

OFFER LETTER/PROSPECTUS

OFFER TO HOLDERS OF

FIVE-YEAR COMMON STOCK WARRANTS OF PROVECTUS BIOPHARMACEUTICALS, INC.

TO RECEIVE UPON EXERCISE OF SUCH WARRANTS, IN ADDITION TO THE COMMON STOCK PURCHASED, AN EQUAL NUMBER OF NEW $0.85 COMMON STOCK WARRANTS EXPIRING JUNE 19, 2020 (THE “REPLACEMENT WARRANTS”)

AND

PROSPECTUS FOR (i) 59,861,601 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE EXISTING WARRANTS, (ii) THE REPLACEMENT WARRANTS and (iii) 59,861,601 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE REPLACEMENT WARRANTS

THE EXCHANGE OFFER EXPIRES AT 4:00 P.M., EASTERN TIME,

ON FEBRUARY 15, 2016 UNLESS WE EXTEND THE OFFER

The Offer

For a limited period of time, Provectus Biopharmaceuticals, Inc. (“we,” “us,” or the “Company”) is offering to certain of its holders of outstanding warrants the opportunity to receive new warrants expiring June 19, 2020 upon the exercise of their warrants (the “Exchange Offer” or the “Offer”). The Offer is being made to certain holders of our warrants to purchase shares of common stock, $0.001 par value per share (“Common Stock”), issued between January 6, 2011 and November 1, 2015 (the “Existing Warrants”) in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Offer is to temporarily modify the terms of such Existing Warrants so that each holder who tenders Existing Warrants during the Offer Period (as defined below) for early exercise will be able to do so at a discounted exercise price of $0.75 per share (Existing Warrants currently have exercise prices ranging between $1.00 and $3.00 per share). The Company will receive all of the proceeds from the exercise of the Existing Warrants. During the Offer Period, each Existing Warrant holder who tenders Existing Warrants for exercise will receive, in addition to the shares of Common Stock purchased upon exercise, new warrants expiring June 19, 2020 to purchase an equal number of shares of our Common Stock at an exercise price of $0.85 per share (each, a “Replacement Warrant” and collectively the “Replacement Warrants”). Such exchange of Existing Warrants for shares of Common Stock and Replacement Warrants on the terms described herein is referred to in this Offer Letter/Prospectus as the “Warrant Exchange Transaction.”

We are offering pursuant to this Offer Letter/Prospectus 59,861,601 shares of our Common Stock for issuance upon exercise of the Existing Warrants. The terms of each of the Existing Warrants are substantially identical to each other except for the exercise prices and the expiration dates of the Existing Warrants.

We are also offering pursuant to this Offer Letter/Prospectus 59,861,601 Replacement Warrants and 59,861,601 shares of our Common Stock for issuance upon exercise of the Replacement Warrants. The terms of the Replacement Warrants will be identical to the terms of the warrants we issued in connection with our public offering of Common Stock and warrants (the “June 2015 Warrants”) that we completed on June 24, 2015 (the “June 2015 Offering”). The June 2015 Warrants began trading on the NYSE MKT LLC (the “NYSE MKT”) under the ticker symbol “PVCTWS” on June 22, 2015. At this time, only the June 2015 Warrants are listed on NYSE MKT, and there is currently no public market for our Existing Warrants. The June 2015 Warrants have an exercise price of $0.85 per share, are exercisable immediately and will expire on June 19, 2020. We intend to list the Replacement Warrants and the Common Stock issuable upon the exercise of the Replacement Warrants on the NYSE MKT after the closing of this Offer. However, there can be no assurance that the Replacement Warrants and the Common Stock issuable upon the exercise of the Replacement Warrants will be approved for listing on the NYSE MKT.

The Offer is made upon the terms and conditions in this Offer Letter/Prospectus and related Letter of Transmittal. The Offer will be open until February 15, 2016 at 4:00 p.m. Eastern Time, unless earlier withdrawn or otherwise extended by the Company (the period during which the Offer is open, giving effect to any withdrawal or further extension, is referred to herein as the “Offer Period”). The Offer is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. We will pay no interest on the cash tendered for the exercise price of the Existing Warrants regardless of any extension of, or amendment to, the Offer or any delay. The Company may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, the Company will return the tendered Existing Warrants along with the cash delivered therewith.

You may tender some or all of your Existing Warrants on the terms set forth herein. If you elect to tender Existing Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal. If you tender Existing Warrants, you may withdraw your tendered Existing Warrants before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein. If the Offer Period is extended, you may withdraw your tendered Existing Warrants at any time until the expiration of such extended Offer Period. In addition, Existing Warrants that are not accepted by us for payment by March 1, 2016 may be withdrawn after such date.

Existing Warrants which are not tendered, or which are tendered and withdrawn in accordance with the procedures herein, will retain their current terms. The Existing Warrants have exercise prices ranging from $1.00 to $3.00 per share and expire between January 6, 2016 and November 1, 2020.

During the Offer Period, holders of Existing Warrants may not transfer their Existing Warrants, other than to other holders of Existing Warrants.

This Offer is conditioned upon the existence of an effective Registration Statement on Form S-4 regarding the Common Stock issuable upon exercise of the Existing Warrants, the Replacement Warrants and the Common Stock issuable upon exercise of the Replacement Warrants and the approval for the listing of the Replacement Warrants on the NYSE MKT.

The Company’s board of directors (the “Board”) has unanimously approved this Offer. Neither the Board nor any of the Company’s officers or employees, Maxim Group LLC (“Maxim”), Network 1 Financial Securities, Inc. (“Network 1”), Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) or any other person is, however, making any recommendation as to whether you should exercise your Existing Warrants. Each holder of an Existing Warrant must make his, her or its own decision as to whether to exercise some or all of his, her or its Existing Warrant after reading this prospectus and the documents incorporated by reference herein and consulting with your advisors.

If you have any questions or need assistance, you should contact the Company, Maxim, Network 1 or Broadridge as provided in this Offer Letter/Prospectus. See “The Exchange Offer—Additional Information; Miscellaneous” beginning on page 31.

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Existing Warrant holders.

The securities offered by this Offer Letter/Prospectus involve a high degree of risk.

See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The Lead Dealer Manager for the Exchange Offer is:

Maxim Group LLC

The Co-Dealer Manager for the Exchange Offer is:

Network 1 Financial Securities, Inc.

The date of this prospectus is January 20, 2016.

ABOUT THIS PROSPECTUS

This Offer Letter/Prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This Offer Letter/Prospectus is part of a Registration Statement on Form S-4 that we filed with the SEC. The Registration Statement that contains this Offer Letter/Prospectus (including the exhibits to the Registration Statement) contains additional information about the Company and the securities offered pursuant to this Offer Letter/Prospectus. That Registration Statement can be read at the SEC’s website or at the SEC’s offices. See “Where You Can Find More Information.”

You should rely only on the information provided in this Offer Letter/Prospectus, including the documents incorporated by reference herein, the documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, or any supplement or amendment to this Offer Letter/Prospectus. We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this Offer Letter/Prospectus, including the documents incorporated by reference herein, the documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, or any supplement or amendment to this Offer Letter/Prospectus, is accurate at any date other than the date indicated on the cover page of such documents. We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to holders of the Existing Warrants.

WHERE YOU CAN FIND MORE INFORMATION

Before you decide whether to invest in the Replacement Warrants and Common Stock, you should read this prospectus and the information we otherwise file with the SEC. We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Offer Letter/Prospectus “incorporates by reference” information that we have filed with the SEC pursuant to the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this Offer Letter/Prospectus or in any document incorporated or deemed to be incorporated by reference into this Offer Letter/Prospectus will be deemed modified or superseded for the purposes of this Offer Letter/Prospectus to the extent that a statement contained in this Offer Letter/Prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this Offer Letter/Prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer Letter/Prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this Offer Letter/Prospectus and to be part of this Offer Letter/Prospectus from the date we subsequently file such reports and documents after the date hereof and prior to the effectiveness of the registration statement of which this Offer Letter/Prospectus forms a part:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015 (including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2015);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 7, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the SEC on August 6, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed with the SEC on November 5, 2015;

•	our Current Reports on Form 8-K, filed with the SEC on January 2, 2015, June 19, 2015, June 22, 2015, June 24, 2015 and October 2, 2015; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on April 30, 2014, including any subsequent amendment or any report filed for the purpose of updating such description.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.

This Offer Letter/Prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this prospectus. You may have already been sent some of the documents incorporated by reference, but you can obtain any of them through the SEC’s website at http://www.sec.gov or from us, excluding all exhibits (unless an exhibit has been specifically incorporated herein by reference), free of charge, by requesting them in writing or by telephone from us at the following address:

Provectus Biopharmaceuticals, Inc.

Attn: Peter R. Culpepper

7327 Oak Ridge Highway, Suite A

Knoxville, Tennessee 37931

(866) 594-5999

In order to obtain timely delivery of any of the documents noted above, you must request the information no later February 8, 2016.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer Letter/Prospectus, including the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “assume,” “intend,” “seeks,” “potential,” “continue” or other similar words or the negative of these terms. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in “Risk Factors” and in our periodic filings with the SEC, incorporated by reference or included in this Offer Letter/Prospectus. Accordingly, you should not place undue reliance upon these forward-looking statements. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Also, the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements.

We have included important factors in the cautionary statements included in this Offer Letter/Prospectus and incorporated herein by reference, including under the caption entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Such risks and uncertainties relate to, among other factors:

•	general economic or industry conditions;

•	our ability to fund our working capital needs and clinical trials;

•	our ability to complete the development of our prescription drug candidates, PV-10 and PH-10, on a timely basis or at all;

•	our ability to secure all FDA and other regulatory approvals;

•	the development of pharmaceutical products that may be superior to our drug candidates;

•	securing and protecting our intellectual property, and enforcing breaches of our intellectual property;

•	clinical results not anticipated by management;

•	changes in accounting principles, policies or guidelines;

•	financial or political instability;

•	acts of war or terrorism; and

•	other economic, competitive, governmental, regulatory and technical factors affecting our operations, our two prescription drug candidates and our intellectual property and other non-core technologies.

The forward-looking statements made or incorporated by reference in this Offer Letter/Prospectus relate only to events as of the date on which the statements are made. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by law, we do not assume any intent to update any forward-looking statements after the date on which the statement is made, whether as a result of new information, future events or circumstances or otherwise.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Offer Letter/Prospectus or in the documents included as exhibits to the registration statement that contains this Offer Letter/Prospectus. Accordingly, you are urged to carefully review this Offer Letter/Prospectus in its entirety (including all documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information”).

Overview

The Company	Provectus Biopharmaceuticals, Inc., a Delaware corporation, is a development-stage biopharmaceutical company that is primarily engaged in developing ethical pharmaceuticals for oncology and dermatology indications.

Corporate Contact Information	Our principal executive offices are located at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, and our telephone number is 1-866-597-5999.

Exchange Offer

Warrants that qualify for the Exchange Offer	As of December 28, 2015 we had outstanding Existing Warrants to purchase an aggregate of 59,861,601 shares of Common Stock, which were issued between January 6, 2011 and November 1, 2015 in transactions exempt from registration under the Securities Act. Each Existing Warrant has an exercise price of between $1.00 and $3.00 per share (not taking into account the discounted exercise price), and expires between January 6, 2016 and November 1, 2020. We are offering pursuant to this Offer Letter/Prospectus 59,861,601 shares of our Common Stock for issuance upon exercise of the Existing Warrants. The shares issued upon exercise of the Existing Warrants will be unrestricted and freely transferable.

Market Price of the Common Stock and Existing Warrants	Our Common Stock is listed on the NYSE MKT under the symbol “PVCT”. On December 28, 2015, the last reported sale price of our Common Stock was $0.39. See “The Exchange Offer—Price Range of Common Stock” beginning on page 24. The June 2015 Warrants are listed on the NYSE MKT under the ticker symbol “PVCTWS.” On December 28, 2015, the last reported sale price for the June 2015 Warrants was $0.2594.

There is no established trading market for the Existing Warrants.

The Exchange Offer/Terms of Replacement Warrants

The Offer is to temporarily modify the terms of the Existing Warrants so that each holder who tenders Existing Warrants during the Offer Period for early exercise will be able to do so at a discounted exercise price of $0.75 per share (Existing Warrants currently have an exercise price ranging between $1.00 and $3.00 per share). Each Existing Warrant holder who tenders Existing Warrants for early exercise during the Offer Period will receive, in addition to the shares of

Common Stock purchased upon exercise, an equal number of Replacement Warrants. Each Replacement Warrant will have a cash exercise price of $0.85 per share and will expire on June 19, 2020, unless sooner exercised.

For example, if an Existing Warrant holder tenders 1,000 Existing Warrants during the Offer Period that have an exercise price of $3.00, the Existing Warrant holder will be required to pay an exercise price of $0.75 per share, for a total of $750 (rather than $3,000), and will receive as a result of the exercise of the Existing Warrant 1,000 shares of our Common Stock plus a Replacement Warrant to purchase 1,000 shares of our Common Stock at an exercise price of $0.85. See “The Exchange Offer—General Terms—Terms of the Replacement Warrants” beginning on page 16.

The Company expects the Replacement Warrants and the Common Stock issuable upon the exercise of the Replacement Warrants to be listed on the NYSE MKT under ticker symbol “PVCTWS” and “PVCT”, respectively. The listing of the Replacement Warrants and the Common Stock issuable upon the exercise of the Replacement Warrants on the NYSE MKT is dependent upon the existence of an effective registration statement regarding the Replacement Warrants and the cooperation of the NYSE MKT for the Replacement Warrants.

This Offer is being made to all Existing Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. The purpose of the Offer is to provide an incentive to exercise the Existing Warrants and thereby raise additional capital for the Company. See “The Exchange Offer—General Terms” and “—Background and Purpose of the Exchange Offer” beginning on pages 13 and 22, respectively.

Expiration Date of Exchange Offer	4:00 p.m., Eastern Time, on February 15, 2016, unless earlier withdrawn or extended by the Company. All Existing Warrants and related paperwork, as well as payment for Existing Warrants exercised for cash, must be received by the depositary by this time, as described in this Offer Letter/Prospectus.

If the Offer Period is extended, the Company will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the scheduled expiration date of the Offer.

The Company may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, the Company will return the tendered Existing Warrants along with the cash delivered therewith. The Company will announce any intention to withdraw the offer by disseminating notice by public announcement or otherwise as permitted by applicable law.

See “The Exchange Offer—General Terms—Exchange Offer Period” beginning on page 16.

Withdrawal Rights	If you tender your Existing Warrants and change your mind, you may withdraw your tendered Existing Warrants at any time until the expiration of the Offer Period, as described in greater detail in the section entitled “The Exchange Offer—Withdrawal Rights” beginning on page 19. If the Offer Period is extended, you may withdraw your tendered Existing Warrants at any time until the expiration of such extended Offer Period. In addition, Existing Warrants that are not accepted by the Company for payment by March 1, 2016 may be withdrawn after such date.

Participation by Officers, Directors and Affiliates	Certain of our directors, officers and affiliates intend to exercise their Existing Warrants in accordance with the terms of the Offer: Jan Koe, director of the Company, intends to exercise 350,000 Existing Warrants, Eric A. Wachter, PhD, Chief Technology Officer of the Company, intends to exercise 666,666 Existing Warrants and Peter R. Culpepper, Chief Financial Officer and Chief Operating Officer of the Company, intends to exercise 266,666 Existing Warrants.

Absence of Dissenters’ Rights	Holders of the Existing Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

Tax Consequences of the Exchange Offer	For U.S. federal income tax purposes, we intend to treat an Existing Warrant holder’s participation in the Offer as a deemed material modification of the terms of the Existing Warrant which qualifies as a tax-free recapitalization exchange, followed by an exercise of the modified Existing Warrant for Common Stock and the Replacement Warrant, which would not result in the recognition of taxable income. The U.S. federal income tax consequences of participation in the Offer are, however, uncertain. Alternative characterizations are possible, and such alternative characterizations could result in taxable income being recognized currently by a holder that participates in the Offer.

See “The Exchange Offer—U.S. Federal Income Tax Consequences” beginning on page 27.

Conditions of the Exchange Offer	The conditions of the Offer are:

•	the existence of an effective registration statement regarding the Replacement Warrants, and the Common Stock issuable upon the exercise of Existing Warrants and Replacement Warrants;

•	each Existing Warrant holder desiring to participate in the Offer delivering to the depositary in a timely manner a completed Letter of Transmittal, Notice of Guaranteed Delivery, along with the holder’s Existing Warrants and proper discounted cash payment (in the form of a certified bank check or by wire transfer of immediately available funds, payable to the depositary); and

•	approval for the listing of the Replacement Warrants on the NYSE MKT.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Existing Warrants along with the cash delivered therewith. We will announce any intention to withdraw by disseminating notice by public announcement or otherwise as permitted by applicable law.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer. In the event that we make material changes to the Offer, we may be required to file an amendment to this Registration Statement.

See “The Exchange Offer—Extension of Exchange Offer Period; Termination; Amendments; Conditions” beginning on page 26.

Risk Factors	There are risks associated with participating in the Offer. For a discussion of some of the risks you should consider before deciding whether to participate in the Offer, you are urged to carefully review and consider the information in the section entitled “Risk Factors” beginning on page 10.

How to Tender Existing Warrants	To tender your Existing Warrants, you must complete one of the actions described in this Offer Letter/Prospectus in the section entitled “The Exchange Offer—Procedure for Exercising and Tendering Existing Warrants” beginning on page 17 before the expiration of the Offer Period. You may also contact the Company or your broker for assistance.

Further Information	If you have any questions or need assistance, you should contact the Company, Maxim, Network 1 or Broadridge as provided in this Offer Letter/Prospectus. See “The Exchange Offer—Additional Information; Miscellaneous” beginning on page 31.

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Existing Warrant holders.

Co-Dealer Managers	The co-dealer managers for the Offer are Maxim and Network 1.

Dealer Manager Fees and Expenses

The Company will (i) pay to Maxim a dealer manager fee consisting of a cash payment equal to four percent (4.0%) of the total proceeds received from the exchange of the Existing Warrants participating in the Offer; (ii) pay Maxim an investment banking advisory fee consisting of a cash payment equal to two percent (2.0%) of the total proceeds received by the Company in the Offer; (iii) pay Maxim

$25,000 as an advance to be applied toward Maxim’s anticipated out-of-pocket expenses; and (iv) issue to Maxim (or its designated affiliates) warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to six percent (6.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised in connection with the Offer, other than Existing Warrants exercised pursuant to the Offer by clients of Network 1, as discussed below. Maxim will pay to Network 1 a cash fee equal to 100% of Maxim’s dealer manager fee for any Existing Warrants that are tendered by clients of Network 1 in the Offer.

In connection with the exercise of any Existing Warrants pursuant to the Offer held by clients of Network 1, the Company will (i) issue Maxim (or its designated affiliates) warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to three percent (3.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised by clients of Network 1 in the Offer; and (ii) issue Network 1 warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to three percent (3.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised by clients of Network 1 in the Offer.

Depositary	The depositary for the Offer is Broadridge.

Securities Issuable in Exchange Offer

The Company is offering 59,861,601 shares of Common Stock for issuance upon exercise of the Existing Warrants during or after the Offer Period. The Existing Warrants will have an exercise price of $0.75 per share (after taking into account the discounted exercise price), subject to adjustment pursuant to the terms of the Existing Warrants.

The Company is offering 59,861,601 shares of Common Stock, which are issuable upon exercise of the Replacement Warrants during or after the Offer Period. The Replacement Warrants have an exercise price of $0.85 per share, subject to adjustment pursuant to the terms of the Replacement Warrants, and will expire on June 19, 2020, unless sooner exercised.

Set forth below is information regarding outstanding Common Stock and Common Stock to be issued in connection with the Exchange Offer.

Common Stock outstanding before the exercise of Existing Warrants and Replacement Warrants(1)	204,979,100 shares

Common Stock issuable under the Existing Warrants	59,861,601 shares

Common Stock issuable under the Replacement Warrants(2)	59,861,601 shares

Common Stock outstanding after the exercise of Existing Warrants and Replacement Warrants(3)	324,702,302 shares

(1)	The calculation is based on the number of shares of Common Stock outstanding as of December 28, 2015, not including 59,861,601 shares of Common Stock issuable upon exercise of the Existing Warrants and approximately 30,889,994 shares of Common Stock issuable upon exercise of various other warrants and options to purchase Common Stock not subject to the Exchange Offer.

(2)	Assumes all outstanding Existing Warrants are tendered in the Offer.
(3)	In order to show the effect of the Exchange Offer on the number of shares of Common Stock outstanding, the exercise of all Existing Warrants during the Offer Period and the exercise of all Replacement Warrants is assumed. The calculation is based on the number of shares of Common Stock outstanding as of December 28, 2015, not including approximately 30,889,994 shares of Common Stock issuable upon exercise of various other warrants and options to purchase Common Stock not subject to the Exchange Offer.

RISK FACTORS

An investment in the Replacement Warrants and the Common Stock involves a high degree of risk. You should carefully consider the risks described below and the risk factors incorporated by reference herein, as well as the other information included or incorporated by reference in this Offer Letter/Prospectus, including the financial statements and related notes incorporated by reference into this Offer Letter/Prospectus, before deciding to exchange your Existing Warrants for Replacement Warrants pursuant to this Offer. Certain risks related to us and our business are contained in our Annual, Quarterly or Current Reports that we file with the SEC and that are incorporated by reference in this Offer Letter/Prospectus. See the section titled “Where You Can Find More Information” for information about how to obtain a copy of these documents. If any of these risks actually occur, our business, financial condition, operating results, or cash flow could be materially and adversely affected. Additional risks or uncertainties not presently known to us, or that we currently deem immaterial, also may impair our business operations. We cannot assure you that any of these events will not occur and if such events do occur, the value of our Common Stock and the Replacement Warrants could decline substantially.

Risks Related to Our Business

For a discussion of the risks and uncertainties related to our business, please read “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 12, 2015, which is incorporated by reference into this Offer Letter/Prospectus.

Risks Related to the Exchange Offer

There is no assurance that the Replacement Warrants will be listed on the NYSE MKT, and they may be illiquid and difficult to sell.

The June 2015 Warrants are currently listed on the NYSE MKT. We have applied for the Replacement Warrants to be listed on the NYSE MKT. We will need to satisfy certain qualitative and quantitative requirements for the Replacement Warrants to be listed on the NYSE MKT. We cannot assure you that we will be able to meet these additional listing requirements or that our application will be approved by the NYSE MKT. Therefore, there is no assurance that the Replacement Warrants will be listed on the NYSE MKT. If the Replacement Warrants are not listed on the NYSE MKT, we will not be able to consummate the Offer and issue the Replacement Warrants.

In addition, it is likely that there will be relatively small trading volume in the Replacement Warrants, even if they are listed, and this will likely make it difficult for our warrant holders to sell their Replacement Warrants as, and when, they choose. As a result, investors may not always be able to resell such Replacement Warrants publicly at the times and prices that they feel are fair or appropriate.

If you participate in the Exchange Offer and exercise your Existing Warrants, you are paying an exercise price at a premium over the market price of the Common Stock and could only sell the Common Stock you acquire upon exercise of your Existing Warrants at a loss.

As of December 28, 2015, the market price of our Common Stock was $0.39. If you participate in the Exchange Offer and exercise your Existing Warrants, you will pay $0.75 for each share of Common Stock you receive upon exercise of your Existing Warrant (after taking into account the discounted exercise price), which is $0.36 more than the market price of our Common Stock on December 28, 2015. As a result, you will only be able to sell the shares of Common Stock you acquire through participation in the Exchange Offer at a loss unless and until the market price of our Common Stock exceeds such exercise price.

The exercise prices of the Existing Warrants and the Replacement Warrants have been arbitrarily determined.

The exercise prices of the Existing Warrants were and the Replacement Warrants have been arbitrarily determined. The exercise price of the Existing Warrants was originally determined by our Board at the time of each issuance of such Existing Warrants. Our Board established the exercise price for the Replacement Warrants based on its estimation of those terms that would encourage holders of Existing Warrants to participate in the Offer. The exercise prices of the Existing Warrants and the Replacement Warrants bear no relationship to our assets, book value, lack of earnings, net worth or other recognized criteria of value, including our quoted Common Stock and warrant prices.

Because we will have broad discretion over the use of the net proceeds from the exercise of the Existing Warrants, you may not agree with how we use the proceeds.

We will have broad discretion with respect to the use of the proceeds for the exercise of the Existing Warrants. While we currently anticipate that we will use the net proceeds for clinical development, working capital and general corporate purposes. We cannot estimate precisely the allocation of the net proceeds from this offering. The amounts and timing of the expenditures may vary significantly, depending on numerous factors. Some of these factors include the amount of cash used in our operations, progress of our clinical trials, and other development efforts, including immunology work for both our oncology and dermatology programs to determine the unique immuno-chemoablative and anti-inflammatory characteristics of our respective drug product candidates. Accordingly, our management will have broad discretion in the application of the net proceeds from the exercise of the Existing Warrants. Until we use the net proceeds from the exercise of the tendered Existing Warrants, we intend to invest the funds in short-term, investment grade, interest-bearing securities and short-term U.S. Treasury bills.

If you elect to tender Existing Warrants and purchase Common Stock in this offering, you will experience immediate dilution.

If you elect to tender Existing Warrants in response to the Offer and purchase our Common Stock, you will experience immediate dilution, which would have been $0.51 per share as of September 30, 2015, because the price that you pay for our Common Stock will be greater than the net tangible book value per share of our Common Stock. See “Dilution” on page 36 for more information.

The issuance and sale of Common Stock upon exercise of the Existing Warrants and Replacement Warrants may depress the market price of our Common Stock.

If all 59,861,601 Existing Warrants are exercised pursuant to this Exchange Offer, the price of our Common Stock may decline. In addition, the Common Stock issuable upon exercise of the Existing Warrants and Replacement Warrants may represent overhang that may also adversely affect the market price of our Common Stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which stockholders attempt to sell in the market will only further decrease the share price. If the share volume of our Common Stock cannot absorb shares sold by the Existing Warrant and Replacement Warrant holders, then the value of our Common Stock will likely decrease.

In the event you elect not to exchange your Existing Warrants for Replacement Warrants, your Existing Warrants will have no trading market and will remain illiquid.

The Company plans to list the Replacement Warrants on NYSE MKT, but will not list the Existing Warrants. Accordingly, if you retain your Existing Warrant, there is no trading market for such Existing Warrant and it will remain subject to resale restrictions under federal securities laws. This will make the Existing Warrants more difficult to sell.

There must be a current prospectus in effect in order for you to exercise the Existing Warrants and the Replacement Warrants.

Investors will be able to exercise the Existing Warrants and the Replacement Warrants only if a current prospectus relating to the Common Stock underlying such Existing Warrants and Replacement Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we will use our best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Existing Warrants and the Replacement Warrants, there can be no assurance that we will be able to do so. We will be unable to issue Common Stock to those persons desiring to exercise their Existing Warrants or Replacement Warrants if a current prospectus covering the Common Stock issuable upon the exercise of the warrants is not kept effective or if such Common Stock is not qualified nor exempt from qualification in the states in which the holders of the warrants reside.

THE EXCHANGE OFFER

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Existing Warrant holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer Letter/Prospectus in its entirety and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

This Exchange Offer will expire at on February 15, 2016 at 4:00 p.m. Eastern (such date and time may be extended in accordance with applicable law). You may withdraw your Existing Warrants that you tendered in the Exchange Offer on or prior to this date.

General Terms

For a limited period of time, the Company is offering to certain of its holders of Existing Warrants the opportunity to receive Replacement Warrants upon the exercise of their Existing Warrants. The Offer is to temporarily modify the terms of such Existing Warrants so that each holder who tenders Existing Warrants during the Offer Period for early exercise will be able to do so for the discounted exercise price of $0.75 per share (Existing Warrants currently have exercise prices ranging between $1.00 and $3.00 per share).

The terms of each of the Existing Warrants are substantially identical to each other except for the exercise prices and the expiration dates of the Existing Warrants. A summary of the terms of the Existing Warrants is provided below:

Title of Security	Warrant Shares	Date	Date	Price
Warrant to Purchase Common Stock	200,000	1/3/2011	1/6/2016	$1.75
Warrant to Purchase Common Stock	100,000	3/11/2011	3/11/2016	$2.00
Warrant to Purchase Common Stock	100,000	3/11/2011	3/11/2016	$2.00
Warrant to Purchase Common Stock	110,000	3/17/2011	3/16/2016	$1.12
Warrant to Purchase Common Stock	1,483,545	4/15/11	4/15/2016	$1.25
Warrant to Purchase Common Stock	211,607	4/15/11	4/15/2016	$1.25
Warrant to Purchase Common Stock	638,368	4/15/11	4/15/2016	$1.25
Warrant to Purchase Common Stock	200,000	11/4/2011	11/4/2016	$1.50
Warrant to Purchase Common Stock	200,000	11/4/2011	11/4/2016	$1.50
Warrant to Purchase Common Stock	371,035	6/15/12	6/15/2017	$1.12
Warrant to Purchase Common Stock	100,000	6/28/2012	4/15/2016	$1.25
Warrant to Purchase Common Stock	2,841,236	10/31/12	10/31/2017	$1.00
Warrant to Purchase Common Stock	317,249	10/31/12	10/31/2017	$1.00
Warrant to Purchase Common Stock	268,333	12/1/12	12/1/2017	$1.00
Warrant to Purchase Common Stock	100,000	12/11/2012	12/31/2017	$1.12
Warrant to Purchase Common Stock	100,000	12/11/2012	12/31/2017	$1.12
Warrant to Purchase Common Stock	252,500	12/31/2012	12/31/2015	$1.12
Warrant to Purchase Common Stock	1,648,613	1/31/13	1/31/2018	$1.00
Warrant to Purchase Common Stock	349,418	1/31/13	1/31/2018	$1.00
Warrant to Purchase Common Stock	400,000	2/5/2013	2/5/2016	$1.12
Warrant to Purchase Common Stock	3,500	3/31/2013	3/31/2016	$1.12
Warrant to Purchase Common Stock	2,409,001	3/31/13	3/31/2018	$1.00
Warrant to Purchase Common Stock	189,983	3/31/13	3/31/2018	$1.00
Warrant to Purchase Common Stock	300,000	3/31/2013	3/31/2018	$1.00
Warrant to Purchase Common Stock	62,500	4/1/2013	4/1/2016	$1.00

Title of Security	Warrant Shares	Date	Date	Price
Warrant to Purchase Common Stock	100,000	4/1/2013	4/1/2016	$1.00
Warrant to Purchase Common Stock	62,500	4/1/2013	4/1/2016	$1.00
Warrant to Purchase Common Stock	25,000	4/1/2013	4/1/2016	$1.00
Warrant to Purchase Common Stock	25,000	4/1/2013	4/1/2016	$1.00
Warrant to Purchase Common Stock	1,330,000	04/01/13	4/1/2018	$1.00
Warrant to Purchase Common Stock	5,008,002	4/30/13	4/30/2018	$1.00
Warrant to Purchase Common Stock	352,200	4/30/13	4/30/2018	$1.00
Warrant to Purchase Common Stock	50,000	7/1/2013	7/1/2016	$1.00
Warrant to Purchase Common Stock	3,500	7/1/2013	7/1/2016	$1.00
Warrant to Purchase Common Stock	250,000	7/1/2013	7/1/2018	$1.00
Warrant to Purchase Common Stock	1,842,251	7/31/13	7/31/2018	$1.00
Warrant to Purchase Common Stock	124,483	7/31/13	7/31/2018	$1.00
Warrant to Purchase Common Stock	3,450,500	8/1/13	8/1/2018	$1.00
Warrant to Purchase Common Stock	7,358,826	8/31/13	8/31/2018	$1.00
Warrant to Purchase Common Stock	490,589	8/31/13	8/31/2018	$1.00
Warrant to Purchase Common Stock	69,500	9/30/2013	9/30/2018	$1.00
Warrant to Purchase Common Stock	4,000	9/30/2013	9/30/2018	$1.00
Warrant to Purchase Common Stock	65,000	9/30/2013	9/30/2018	$1.00
Warrant to Purchase Common Stock	100,000	10/23/2013	10/23/2018	$1.00
Warrant to Purchase Common Stock	11,641,176	10/31/13	10/31/2018	$1.00
Warrant to Purchase Common Stock	1,492,500	10/31/13	10/31/2018	$1.00
Warrant to Purchase Common Stock	776,078	10/31/13	10/31/2018	$1.00
Warrant to Purchase Common Stock	10,000	12/15/2013	12/15/2018	$1.00
Warrant to Purchase Common Stock	3,000	12/31/2013	12/31/2018	$1.00
Warrant to Purchase Common Stock	96,473	12/31/2013	12/31/2018	$1.00
Warrant to Purchase Common Stock	100,000	1/1/2014	12/31/2018	$2.00
Warrant to Purchase Common Stock	12,500	1/1/2014	12/31/2018	$1.00
Warrant to Purchase Common Stock	37,500	1/1/2014	12/31/2018	$1.00
Warrant to Purchase Common Stock	50,000	1/14/2014	1/1/2017	$1.00
Warrant to Purchase Common Stock	400,000	1/31/2014	1/31/2016	$1.00
Warrant to Purchase Common Stock	20,000	3/29/2014	3/28/2018	$2.00
Warrant to Purchase Common Stock	12,500	3/31/2014	12/31/2018	$1.00
Warrant to Purchase Common Stock	3,000	3/31/2014	12/31/2018	$2.00
Warrant to Purchase Common Stock	50,000	3/31/2014	12/31/2018	$1.00
Warrant to Purchase Common Stock	37,500	3/31/2014	12/31/2018	$1.00
Warrant to Purchase Common Stock	2,000,000	4/30/14	4/30/2019	$3.00
Warrant to Purchase Common Stock	300,000	4/30/14	4/30/2019	$2.50
Warrant to Purchase Common Stock	50,000	6/30/2014	6/30/2019	$1.00
Warrant to Purchase Common Stock	12,500	6/30/2014	6/30/2019	$1.00
Warrant to Purchase Common Stock	12,500	6/30/2014	6/30/2019	$1.00
Warrant to Purchase Common Stock	50,000	6/30/2014	6/30/2019	$1.00
Warrant to Purchase Common Stock	37,500	6/30/2014	6/30/2019	$1.00
Warrant to Purchase Common Stock	37,500	6/30/2014	6/30/2019	$1.00
Warrant to Purchase Common Stock	2,000	6/30/2014	12/31/2018	$1.00
Warrant to Purchase Common Stock	6,000	9/30/2014	12/31/2018	$1.00
Warrant to Purchase Common Stock	1,793,150	9/30/14	9/30/2019	$1.25
Warrant to Purchase Common Stock	358,630	9/30/14	9/30/2019	$1.25
Warrant to Purchase Common Stock	400,000	10/1/2014	12/31/2018	$1.00
Warrant to Purchase Common Stock	50,000	10/1/2014	10/1/2019	$1.00
Warrant to Purchase Common Stock	250,000	10/1/2014	10/1/2018	$1.00
Warrant to Purchase Common Stock	12,500	10/1/2014	10/1/2019	$1.00

Title of Security	Warrant Shares	Date	Date	Price
Warrant to Purchase Common Stock	50,000	10/1/2014	10/1/2018	$1.00
Warrant to Purchase Common Stock	37,500	10/1/2014	10/1/2019	$1.00
Warrant to Purchase Common Stock	300,000	10/28/14	10/28/2019	$1.00
Warrant to Purchase Common Stock	2,099,150	11/15/14	11/15/2019	$1.25
Warrant to Purchase Common Stock	419,830	11/15/14	11/15/2019	$1.25
Warrant to Purchase Common Stock	50,000	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	12,500	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	50,000	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	50,000	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	50,000	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	37,500	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	50,000	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	50,000	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	3,913	12/31/2014	12/31/2019	$1.00
Warrant to Purchase Common Stock	50,000	12/15/2014	12/15/2019	$1.00
Warrant to Purchase Common Stock	3,000	3/31/2015	12/31/2019	$1.00
Warrant to Purchase Common Stock	388,000	3/31/15	3/31/2020	$1.25
Warrant to Purchase Common Stock	77,600	3/31/15	3/31/2020	$1.25
Warrant to Purchase Common Stock	100,000	4/1/2015	12/31/2019	$1.00
Warrant to Purchase Common Stock	505,550	4/30/15	4/30/2020	$1.25
Warrant to Purchase Common Stock	101,110	4/30/15	4/30/2020	$1.25
Warrant to Purchase Common Stock	4,500	7/1/2015	12/31/2019	$1.00
Warrant to Purchase Common Stock	50,000	8/1/2015	8/1/2020	$1.00
Warrant to Purchase Common Stock	25,000	8/1/2015	8/1/2020	$1.00
Warrant to Purchase Common Stock	3,000	10/1/2015	12/31/2019	$1.00
Warrant to Purchase Common Stock	618,867	11/1/2015	11/1/2020	$1.00
Warrant to Purchase Common Stock	25,168	11/1/2015	11/1/2020	$1.00
Warrant to Purchase Common Stock	866,667	11/1/2015	11/1/2020	$1.00

During the Offer Period, each Existing Warrant holder who tenders Existing Warrants for early exercise will receive, in addition to the shares of Common Stock purchased upon exercise, Replacement Warrants expiring June 19, 2020 to purchase an equal number of shares of our Common Stock at an exercise price of $0.85 per share. For example, if an Existing Warrant holder tenders 1,000 Existing Warrants during the Offer Period that have an exercise price of $3.00, the Existing Warrant holder will be required to pay an exercise price of $0.75 per share (after taking into account the discounted exercise price), for a total of $750 (rather than $3,000), and will receive as a result of the exercise of the Existing Warrant 1,000 shares of our Common Stock plus a Replacement Warrant to purchase 1,000 shares of our Common Stock.

The Offer is subject to the terms and conditions contained in this Offer Letter/Prospectus and the Letter of Transmittal. You may tender some or all of your Existing Warrants on these terms.

If you elect to tender Existing Warrants in response to this Offer, please follow the instructions in this Offer Letter/Prospectus and the related documents, including the Letter of Transmittal.

If you tender Existing Warrants, you may withdraw your tendered Existing Warrants before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein. If the Offer Period is extended, you may withdraw your tendered Existing Warrants at any time until the expiration of such extended Offer Period. In addition, Existing Warrants that are not accepted by us for payment by March 1, 2016 may be withdrawn after such date.

Terms of the Replacement Warrants

During the Offer Period, each Existing Warrant holder who tenders Existing Warrants for early exercise will receive, in addition to the shares of Common Stock purchased upon exercise, Replacement Warrants expiring June 19, 2020 to purchase an equal number of shares of our Common Stock at an exercise price of $0.85 per share. The terms of the Replacement Warrants will be the same as the terms of June 2015 Warrants. For additional details regarding the terms of the Replacement Warrants, see “Description of Securities to be Registered—Replacement Warrants” beginning on page 39.

The Company expects the Replacement Warrants and the Common Stock issuable upon the exercise of the Replacement Warrants to be listed on the NYSE MKT under the ticker symbol “PVCTWS” and “PVCT,” respectively. The listing of the Replacement Warrants and the Common Stock issuable upon the exercise of the Replacement Warrants on the NYSE MKT is dependent upon the existence of an effective registration statement regarding the Replacement Warrants and the cooperation of NYSE MKT for the Replacement Warrants and the Common Stock issuable upon the exercise of the Replacement Warrants.

Exchange Offer Period

The Offer will be open until February 15, 2016 at 4:00 p.m., Eastern Time, unless earlier withdrawn or extended by the Company. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Existing Warrant holders who previously tendered Existing Warrants will have a right to withdraw such previously tendered Existing Warrants until the expiration of the Offer Period, as extended. We will pay no interest on cash tendered for the exercise price of the Existing Warrants regardless of any extension of, or amendment to, the Offer. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the scheduled expiration of the Offer.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Existing Warrants along with the cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the original terms of any untendered Existing Warrants shall resume and continue to apply until the Existing Warrants expire by their terms of their respective expiration dates.

Partial Exercise Permitted

If you choose to participate in the Offer, you may exercise less than all of your Existing Warrants pursuant to the terms of the Offer.

EXISTING WARRANTS NOT EXERCISED DURING THE OFFER PERIOD SHALL, AFTER THE EXPIRATION OF THE OFFER PERIOD, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH EXISTING WARRANTS, AS THE TERMS OF SUCH EXISTING WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER. UNEXERCISED EXISTING WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS BETWEEN JANUARY 6, 2016 AND NOVEMBER 1, 2020, UNLESS, IN EACH CASE, SOONER EXERCISED AS PERMITTED BY THEIR RESPECTIVE TERMS.

Conditions to the Exchange Offer

The Offer is conditioned upon the existence of an effective registration statement on Form S-4 regarding the Replacement Warrants, and the Common Stock issuable upon the exercise of the shares of Common Stock issuable upon the exercise of the Existing Warrants and of the Replacement Warrants. In order to register the Replacement Warrants to be issued upon the exercise of the Existing Warrants in this Offer, we have filed with the SEC this Registration Statement.

We will not complete the Offer unless and until the registration statement on Form S-4 is declared effective by the SEC. If there is a delay in such effectiveness, we may, in our discretion, extend, suspend or cancel the Offer, and will inform Existing Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the scheduled expiration of the Offer.

The Offer is also conditioned upon each Existing Warrant holder desiring to participate in the Offer delivering to the depositary in a timely manner a completed Letter of Transmittal, along with the holder’s Existing Warrants, proper discounted cash payment (in the form of a certified bank check or by wire transfer of immediately available funds, payable to the depositary), and any other paperwork the depositary deems necessary to effect such participation.

Finally, the Offer is conditioned upon the approval for listing of the Replacement Warrants on the NYSE MKT. The June 2015 Warrants are currently listed on the NYSE MKT under the symbol “PVCTWS.” We intend to apply to list the Replacement Warrants on the NYSE MKT after the closing of the Offer. There can be no assurance, however, that our application will be approved.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Existing Warrants along with the cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Existing Warrant Holder’s Own Decision

The Board has unanimously approved this Offer. Neither the Board nor any of the Company’s officers or employees, Maxim, Network 1, Broadridge or any other person, however, is making any recommendation as to whether you should exercise your Existing Warrants. Each holder of an Existing Warrant must make his, her or its own decision as to whether to exercise some or all of his, her or its Existing Warrant after reading this prospectus and the documents incorporated by reference herein and consulting with your advisors.

Procedure for Exercising and Tendering Existing Warrants

Issuance of Common Stock and Replacement Warrants upon exercise of Existing Warrants pursuant to this Offer and acceptance of Existing Warrants pursuant to this Offer will be made only if Existing Warrants are exercised and tendered pursuant to the procedures described below. An exercise of Existing Warrants pursuant to the procedures below will constitute a binding agreement between the exercising holder of Existing Warrants and the Company upon the terms and subject to the conditions of the Offer.

Proper Exercise and Tender of Existing Warrants

Required Submissions

Existing Warrant holders who have received a Letter of Transmittal are considered “registered owners” of Existing Warrants and, in order to exercise and tender Existing Warrants pursuant to the Offer, must ensure that the depositary receives the following: (i) a properly completed and duly executed Letter of Transmittal or photocopy/facsimile thereof; (ii) the holder’s Existing Warrant certificate(s); (iii) any required signature guarantees; and (iv) proper discounted payment for the exercise of the tendered Existing Warrants calculated as described in “General Terms” above.

The method of delivery of all required documents is at the option and risk of the tendering Existing Warrant holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery. Existing Warrants will be deemed properly tendered during the Offer Period only if the Existing Warrants being exercised are delivered to the depositary by 4:00 p.m., Eastern Time, on February 15, 2016, at the address of the depositary set forth in the section entitled “The Offer-Depositary,” and are accompanied by proper payment and a properly completed and duly executed Letter of Transmittal or, if applicable, the guaranteed delivery procedures set forth herein are followed.

In the Letter of Transmittal, the exercising Existing Warrant holder must: (1) set forth his, her or its name and address; (2) set forth the number of Existing Warrants exercised; and (3) set forth the number of the Existing Warrant certificate(s) representing such Existing Warrants. The Common Stock and Replacement Warrants to be issued upon exercise of Existing Warrants during the Offer Period, along with a certificate representing the balance of any unexercised Existing Warrants, will be delivered as set forth in the section of this Offer Letter/Prospectus entitled “The Exchange Offer—Acceptance for Issuance of Common Stock and Replacement Warrants” beginning on page 20.

If the Letter of Transmittal is signed by someone other than the registered owner of the Existing Warrants (for example, if the registered owner has appointed a Power of Attorney, assigned the Existing Warrants to a third-party, or is unable to execute the Letter of Transmittal), the Existing Warrants must be endorsed or accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered owner(s) appear on the Existing Warrants, with the signature(s) on the Existing Warrants or assignment documents guaranteed.

None of the Existing Warrants are eligible to be held through a direct or indirect Depository Trust Company (“DTC”) participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary. Therefore, Broadridge has not established an account for the Existing Warrants at the DTC for purposes of the Offer and book-entry delivery of the Existing Warrants is not available.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING THE LETTER OF TRANSMITTAL, EXISTING WARRANTS AND PROPER DISCOUNTED PAYMENT FOR THE EARLY EXERCISE OF THE TENDERED EXISTING WARRANTS, MUST BE MADE TO THE DEPOSITARY. NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY TO THE DEPOSITARY.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal need not be guaranteed if (1) the Letter of Transmittal is signed by the registered owner of the Existing Warrants tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (2) such Existing Warrants are tendered for the account of an Eligible Institution.

Where Existing Warrants are exercised by a registered owner of the Existing Warrants who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. Additionally, where the Letter of Transmittal is signed by someone other than the registered owner of the Existing Warrants, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

Guaranteed Delivery Procedures

If a holder of Existing Warrants wants to exercise his, her or its Existing Warrants pursuant to the Offer, but (1) the Existing Warrant certificates are not immediately available, or (2) time will not permit all required documents to reach the depositary prior to the expiration of the Offer Period, Existing Warrant holders can still exercise their Existing Warrants if all the following conditions are met:

1. the tender is made by or through an “Eligible Institution”;

2. the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration of the Offer Period, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this document, with signatures guaranteed by an Eligible Institution, accompanied by proper discounted payment for the early exercise of the tendered Existing Warrants; and

3. the depositary receives, within three business days after the date of its receipt of the Notice of Guaranteed Delivery: (i) the certificates for all tendered Existing Warrants, (ii) a properly completed and duly executed Letter of Transmittal or photocopy/facsimile thereof, and (iii) any other required documents.

In any event, the issuance of shares of Common Stock and Replacement Warrants for Existing Warrants exercised pursuant to the Exchange Offer and accepted pursuant to the Exchange Offer will be made only if the depositary has timely received the applicable foregoing items.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Existing Warrants will be determined by us, in our sole discretion, and our determination shall be final and binding, subject to the judgment of any court with jurisdiction over us. We reserve the absolute right, subject to the judgment of any court, to reject any or all tenders of Existing Warrants that we determine are not in proper form or reject Existing Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the judgment of any court with jurisdiction over us, to waive any defect or irregularity in any tender of the Existing Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Existing Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Existing Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

Withdrawal Rights

Tenders of Existing Warrants made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer Period. If the Offer Period is extended, you may withdraw your tendered Existing Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Existing Warrants that are not accepted by us for payment by March 1, 2016 may be withdrawn after such date. We will pay no interest on the exercise price of the Existing Warrants regardless of any withdrawal of tendered warrants during the Offer Period, or any extension of, or amendment to, the Offer.

To be effective, a written notice of withdrawal must be timely received by the depositary at its address identified in this Offer Letter/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the Existing Warrants for which tenders are to be withdrawn and the number of Existing Warrants to be withdrawn. If the Existing Warrants to be withdrawn have been delivered to the depositary, a signed notice of withdrawal must be submitted prior to release of such Existing Warrants. In addition, such notice must specify the name of the registered owner (if different from that of the tendering Existing Warrant holder) and the serial numbers shown on the particular certificates evidencing the Existing Warrants to be withdrawn. Withdrawal may not be cancelled, and Existing Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Existing Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer-Procedure for Exercising and Tendering Existing Warrants” at any time prior to the expiration of the Offer Period.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the judgments of any courts with jurisdiction over us that might provide otherwise. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court with jurisdiction over us.

Acceptance for Issuance of Common Stock and Replacement Warrants

Upon the terms and subject to the conditions of the Offer, we will accept for exercise Existing Warrants validly tendered until 4:00 p.m., Eastern Time, on February 15, 2016, unless earlier withdrawn or further extended by the Company. The Common Stock and Replacement Warrants to be issued upon exercise of Existing Warrants during the Offer Period, along with a certificate representing the balance of any unexercised Existing Warrants, will be delivered promptly following the expiration of the Offer Period (the “Closing Date”). In all cases, Existing Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of (i) certificates for Existing Warrants tendered either physically, (ii) a properly completed and duly executed Letter of Transmittal or manually signed photocopy/facsimile thereof, (iii) a certified bank check or wire transfer of immediately available funds in accordance with the instructions herein, in the amount for the discounted exercise price for the Common Stock being acquired upon exercise of the Existing Warrants tendered, payable to “Broadridge Corporate Issuer Solutions, Inc.”, as warrant agent and depositary, and (iv) any required signature guarantees, if applicable.

For purposes of the Offer, we will be deemed to have accepted for exercise Existing Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Existing Warrant holder of our non-acceptance.

Overview

We are a development-stage biopharmaceutical company that is primarily engaged in developing ethical pharmaceuticals for oncology and dermatology indications. Our goal is to develop alternative treatments that are safer, more effective, less invasive and more economical than conventional therapies. We develop and intend to license or market and sell our two prescription drug candidates, PV-10 and PH-10. We also hold patents and other intellectual property which we believe may be used in over-the-counter products, which we refer to as OTC products, and various other non-core technologies. We have transferred all our intellectual property related to OTC products and non-core technologies to our subsidiaries and have designated such subsidiaries as non-core to our primary business of developing our oncology and dermatology prescription drug candidates.

We focus on developing our prescription drug candidates PV-10 and PH-10. We are developing PV-10 for treatment of several life threatening cancers including metastatic melanoma, liver cancer, and breast cancer. We are developing PH-10 to provide minimally invasive treatment of chronic severe skin afflictions such as psoriasis and atopic dermatitis, a type of eczema. We believe that our prescription drug candidates will be safer and more specific than currently existing products. All of our prescription drug candidates are in either the pre-clinical or clinical trial stage.

The table below sets forth our two drug candidates and our progress in developing those candidates for these indications:

PV-10 Melanoma

•    Patient enrollment for Phase 3 study for treatment of locally advanced cutaneous melanoma opened in April 2015

•    Phase 1b/2 combination study of PV-10 + immune checkpoint blockade is being designed 2014 into 2015

•    Type C FDA Meeting December 2013

•    Finalized Phase 2 data October 2012 and September 2013

•    End-of-Phase 2 FDA meeting April 2010, March 2011, and October 2011

•    Phase 2 study completed May 2010

•    Phase 2 treatments completed September 2009

•    Phase 2 recruitment completed May 2009

•    Phase 2 study initiated September 2007

•    Orphan drug status January 2007

PH-10 Psoriasis

•    Full Phase 2c study report submitted to FDA February 2014

•    Toxicity study research and development for advanced studies 2012, 2013 and into 2014

•    Phase 2c randomized study final data collection February 2012

•    Phase 2c randomized study initiated December 2010 and completed August 2011

•    Phase 2 study completed April 2010

•    Phase 2 recruitment completed October 2009

•    Replacement Phase 2 initiated July 2009 due to dose regimen change

•    Phase 2 study initiated November 2007

PH-10 Atopic Dermatitis

•    Toxicity study research and development for advanced studies 2012, 2013, 2014 and 2015

•    Phase 2 study completed September 2009

•    Phase 2 recruitment completed June 2009

•    Phase 2 study initiated June 2008

PV-10 Breast Cancer

•    Assessing further development in 2013, 2014 and 2015 in conjunction with Moffitt Cancer Center research

•    Phase 1 study completed July 2008

•    Phase 1 initial cohort treatment completed April 2006

•    Phase 1 study initiated October 2005

PV-10 Liver Metastasis

•    Expanded Phase 1 trial, currently in progress, is expected to continue in 2016

•    Phase 1 protocol expansion September 2012 through 2014 into 2015

•    Orphan drug status April 2011

•    Phase 1 patient accrual and treatment completed January 2011

•    Phase 1 study initiated October 2009

PV-10 Mechanism of Action

•    Moffitt Cancer Center initiates Phase 1 feasibility study to detect immune cell infiltration into melanomas treated by PV-10 in January 2013 into 2014 and 2015

•    Phase 1 trial is currently in progress and enrollment has been completed

PH-10 Mechanism of Action	• Phase 2 study initiated January 2015

In addition to clinical trials, patients enrolled in the expanded access or compassionate use program for PV-10 are also receiving PV-10 treatments for cutaneous and subcutaneous cancer indications.

Corporate Information

On April 23, 2002, Provectus Pharmaceutical, Inc., a Nevada corporation and a merger “blank check” public company, acquired Provectus Pharmaceuticals, Inc., a privately-held Tennessee corporation (“PPI”), by issuing 6,680,000 shares of Common Stock of Provectus Pharmaceutical to the stockholders of PPI in exchange for all of the issued and outstanding shares of PPI, as a result of which Provectus Pharmaceutical changed its name to Provectus Pharmaceuticals, Inc. and PPI became a wholly-owned subsidiary of us. On December 16, 2013, Provectus Pharmaceuticals, Inc. was reincorporated in Delaware and changed its name to Provectus Biopharmaceuticals, Inc. Our principal executive offices are located at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, and our telephone number is 1-866-597-5999. Our website address is www.pvct.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus or any prospectus supplement and should not be considered part of this prospectus or any prospectus supplement.

Background and Purpose of the Exchange Offer

Background

Since 2011, the Company has issued the Existing Warrants in transactions exempt from the registration requirements of the Securities Act. After the issuance of the June 2015 Warrants in the Company’s June 2015 public offering, the Company became interested in having the Existing Warrants listed on the NYSE MKT and simplifying its capitalization structure by consolidating its classes of outstanding warrants.

The Company completed the June 2015 Offering of Common Stock and June 2015 Warrants on June 24, 2015, underwritten by Maxim. Following the June 2015 Offering, the Company believed there was investor interest in purchasing the June 2015 Warrants.

In July, August and September 2015, the Company held a series of discussions with its advisors, including Maxim, regarding the idea of exchanging some or all of its outstanding warrants issued in one or more private placements for June 2015 Warrants. As a result of these discussions, the Company determined that it would be desirable to have these warrant holders exchange their warrants for warrants that were the same class as the June 2015 Warrants and cash in order to simplify its warrant structure and raise capital.

In October 2015, the Company and its advisors evaluated the merits of the Offer, including the potential for listing the new warrants, the Replacement Warrants, on the NYSE MKT.

On October 14, 2015, the Company met with Maxim and decided to formally pursue the Offer.

On December 10, 2015, the Company held a meeting of its Board where the Board discussed the Offer and its intended purposes and reasons for entering into such Offer. The Board acted by unanimous written consent to approve a Letter of Engagement between the Company and Maxim on December 14, 2105, at which time Maxim was formally engaged as the Company’s advisor and dealer manager for the Offer. On December 31, 2015, Maxim entered into an agreement with Network 1, pursuant to which Network 1 agreed to act as co-dealer manager for the Offer.

On December 30, 2015, the Board acted by unanimous written consent to approve the final terms of the Offer and to enter into the transactions contemplated thereby.

Purpose of the Exchange Offer

The purpose of the Offer is to provide an incentive to exercise the Existing Warrants and thereby raise additional capital for the Company. The Existing Warrants that are tendered for early exercise pursuant to the Offer will be retired. The proceeds we raise as a result of the Offer will be used for clinical development, working capital and general corporate purposes. See the section entitled “Use of Proceeds” on page 35 for additional information. The purpose is also to simplify the Company’s outstanding warrants by making the terms of the Company’s outstanding warrants the same so investors can more easily understand its capital structure.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Exchange Offer—Interests of Directors, Officers and Affiliates” and “—Transactions and Agreements Concerning Our Securities” beginning on page 24 and page 25, respectively, and as set forth in our Certificate of Incorporation, as amended (“Certificate”), or Bylaws, as amended (“Bylaws”), there are no present or proposed agreements, arrangements, understandings or relationships between the Company, or any of its directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer or to the securities of the Company that are the subject of this Offer.

There are no present plans or proposals which relate to or would result in: (a) other than the acquisition of Replacement Warrants and shares of Common Stock issuable upon exercise of Replacement Warrants pursuant to this Offer, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Certificate or Bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.

The exercise of the Existing Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of the Replacement Warrants and additional shares of the Common Stock of the Company.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer. There are no antitrust laws applicable to the Offer. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable.

There are no pending legal proceedings relating to the Offer.

Interests of Directors, Officers and Affiliates

The Company does not beneficially own any of the Existing Warrants. The following table sets forth the Existing Warrants owned by our executive officers, directors and affiliates:

Name	Aggregate Existing Warrants beneficially owned (#)	Percentage of Existing Warrants beneficially owned (%)
Jan Koe(1)	350,000	100%
Eric A. Wachter, PhD(2)	666,666	100%
Peter R. Culpepper(3)	266,666	100%

(1)	Director of the Company.
(2)	Chief Technology Officer of the Company.
(3)	Chief Financial Officer and Chief Operating Officer of the Company.

Certain of our directors, officers and affiliates intend to exercise their Existing Warrants in accordance with the terms of the Offer: Jan Koe, director of the Company, intends to exercise 350,000 Existing Warrants, Eric A. Wachter, PhD, Chief Technology Officer of the Company, intends to exercise 666,666 Existing Warrants and Peter R. Culpepper, Chief Financial Officer and Chief Operating Officer of the Company, intends to exercise 266,666 Existing Warrants.

Market Price, Dividends and Related Stockholder Matters

Price Range of Common Stock

We currently have two equity securities that are listed on the NYSE MKT: Common Stock and the June 2015 Warrants. Our Common Stock is listed under the ticker symbol “PVCT” on the NYSE MKT. The June 2015 Warrants are listed under the ticker symbol “PVCTWS” on the NYSE MKT. The listing of the Replacement Warrants on the NYSE MKT is dependent upon the existence of an effective registration statement regarding the Replacement Warrants and the cooperation of the NYSE MKT for the Replacement Warrants.

We recommend that Existing Warrant holders obtain current market values for the Common Stock and June 2015 Warrants before deciding whether or not to exercise their Existing Warrants.

The following table lists the high and low sales prices for our Common Stock as listed on the NYSE MKT, by quarter from January 1, 2013 through December 28, 2015. Our Common Stock began trading on the NYSE MKT in May 2014. On December 28, 2015, the last reported sale price of our Common Stock was $0.39.

Price Range of Common Stock

	High	Low
2013
First Quarter	$0.88	$0.55
Second Quarter	$0.80	$0.58
Third Quarter	$1.14	$0.58
Fourth Quarter	$2.59	$0.75
2014
First Quarter	$6.03	$1.16
Second Quarter	$3.75	$0.30
Third Quarter	$1.20	$0.81
Fourth Quarter	$1.10	$0.75
2015
First Quarter	$0.93	$0.76
Second Quarter	$0.99	$0.49
Third Quarter	$0.70	$0.32
Fourth Quarter (through December 28, 2015)	$0.60	$0.38

As of December 28, 2015, the number of holders of record of our Common Stock was 1,186.

Price Range of June 2015 Warrants

The following table lists the high and low sales prices for our June 2015 Warrants as listed on the NYSE MKT, by quarter. Our June 2015 Warrants began trading on the NYSE MKT in June 2015. On December 28, 2015, the last reported sale price of our June 2015 Warrants was $0.2594.

	High	Low
2015
First Quarter	$—	$—
Second Quarter (beginning June 19, 2015)	$0.23	$0.12
Third Quarter	$0.66	$0.22
Fourth Quarter (through December 28, 2015)	$0.34	$0.20

As of December 28, 2015, the number of holders of record of our June 2015 Warrants was one, DTC.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock and do not expect to pay any dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board, based on our financial condition, results of operations, contractual restrictions, capital requirements, business properties, restrictions imposed by applicable law and other factors our Board may deem relevant. Future debt covenants may prohibit payment of dividends.

Source and Amount of Funds

Because this transaction is an offer to Existing Warrant holders to exercise their Existing Warrants, there is no source of funds or other cash consideration being paid by us to those tendering Existing Warrants. We will use existing working capital to pay expenses associated with this Offer, estimated to be $3,003,772.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and under “The Exchange Offer—Interests of Directors, Officers and Affiliates,” and as set forth in our Certificate and Bylaws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the securities of the Company that are the subject of this Offer.

The Company has retained Maxim to serve as its co-dealer manager in connection with the Offer pursuant to the terms of that certain Letter of Engagement, dated December 14, 2015 (the “LOE”). As compensation for services rendered by Maxim under the LOE, the Company has agreed to: (i) pay to Maxim a dealer manager fee consisting of a cash payment equal to four percent (4.0%) of the total proceeds received from the exchange of the Existing Warrants participating in the Offer; (ii) pay Maxim an investment banking advisory fee consisting of a cash payment equal to two percent (2.0%) of the total proceeds received by the Company in the Offer; (iii) pay Maxim $25,000 as an advance to be applied toward Maxim’s anticipated out-of-pocket expenses; and (iv) issue to Maxim (or its designated affiliates) warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to six percent (6.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised in connection with the Offer, other than Existing Warrants exercised pursuant to the Offer by clients of Network 1, as discussed below. The Company provided customary representations and indemnification to Maxim under the LOE. The LOE is effective for a period of one hundred and eighty (180) business days from December 14, 2015 and will continue to be in effect for a period of thirty (30) business days subsequent to the Company’s filing of a Form 8-K, which will be filed upon closing of the Offer.

In connection with any Existing Warrants tendered by clients of Network 1 in the Offer, the Company will (i) issue Maxim (or its designated affiliates) warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to three percent (3.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised by clients of Network 1 in the Offer; and (ii) issue Network 1 warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to three percent (3.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised by clients of Network 1 in the Offer. Maxim will pay to Network 1 a cash fee equal to 100% of Maxim’s dealer manager fee for any Existing Warrants that are tendered by clients of Network 1 in the Offer.

In connection with the June 2015 Warrants, on June 19, 2015 we entered into a Warrant Agreement with Broadridge, appointing Broadridge as warrant agent for the June 2015 Warrants. In connection with this Offer, we have amended the Warrant Agreement to appoint Broadridge as warrant agent for the Replacement Warrants. As amended, the Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Existing Warrants subject to the Offer. We have also engaged Broadridge as the Company’s exchange and escrow agent with respect to the Offer. Broadridge will receive reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

Accounting Treatment

The modification of the exercise price of the Existing Warrants and the Replacement Warrants are treated as an inducement to enter into the Exchange Offer. As such, the difference between the actual fair value of the Existing Warrants as of the date of their exchange and the actual fair value of the modified Existing Warrants and the fair value of the Replacement Warrants will be recorded as an incentive for early warrant exercise expense, with an offsetting entry to additional paid-in-capital. The fair value of the Existing Warrants exchanged will be determined using the Black-Scholes pricing model as of the date of the exchange. The fair value of the modified Existing Warrants and the Replacement Warrants issued will be determined using the Black-Scholes pricing model on the Closing Date. The Exchange Offer does not modify any terms of the warrant agreements or the current accounting treatment for the un-exchanged warrants.

Extension of Exchange Offer Period; Termination; Amendments; Conditions

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer Period. During any such extension, all Existing Warrant holders who previously tendered Existing Warrants will have a right to withdraw such previously tendered Existing Warrants until the expiration of the Offer Period, as extended.

Material changes to information previously published, sent or given to holders of the Existing Warrants in this Offer, including this Offer Letter/Prospectus, or in documents furnished subsequent thereto will be disseminated to holders of Existing Warrants to the extent required by applicable securities laws. Also, should we, pursuant to the terms and conditions of the Offer, materially amend the Offer, we will ensure that the Offer remains open long enough to comply with U.S. federal securities laws. It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

If we materially change the terms of the Offer or the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer to the extent required under applicable law. The minimum period during which the Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in exercise price, change in dealer’s soliciting fee or change in percentage of Existing Warrants sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the scheduled expiration of the Offer.

The conditions to the Offer are:

•	the existence of an effective registration statement regarding the Replacement Warrants and the Common Stock issuable upon the exercise of the Existing Warrants and of the Replacement Warrants;

•	each Existing Warrant holder desiring to participate in the Offer delivering to the depositary in a timely manner a completed Letter of Transmittal and Notice of Guaranteed Delivery, along with the Existing Warrant holder’s Existing Warrants and proper discounted cash payment (in the form of a certified bank check or by wire transfer of immediately available funds, payable to the depositary); and

•	approval for the listing of the Replacement Warrants on the NYSE MKT.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Existing Warrants along with the cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer.

Absence of Appraisal and Dissenters’ Rights

Holders of the Existing Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

U.S. Federal Income Tax Consequences

General

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) of the Existing Warrants, and the acceptance by such holders of the limited offer to exercise the Existing Warrants to acquire Common Stock and Replacement Warrants. This description also addresses the material U.S. federal income tax consequences of the exercise, disposition and lapse of the Replacement Warrants and the acquisition, ownership and disposition of the Common Stock received upon the exercise of the Existing Warrants. This summary assumes that holders hold the Existing Warrants, and will hold the Replacement Warrants and Common Stock received upon exercise of the Existing Warrants or Replacement Warrants, as capital assets (generally, property held for investment). This description does not address the tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax exempt organizations, dealers or traders in securities, or holders that hold Common Stock or Existing Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or holders that have a functional currency other than the U.S. dollar.

The following description addresses the U.S. federal income tax consequences to U.S. Holders only. A holder of Common Stock, Existing Warrants or Replacement Warrants is a “U.S. Holder” if such holder is:

•	an individual who is a citizen of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons, as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. citizen.

This description does not address the tax consequences to any person that is not a U.S. Holder. A holder of Existing Warrants that is not a U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of participation in the Offer in light of its particular tax circumstances. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock or Existing Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership. Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition, ownership and disposition of Common Stock, exercise of the Existing Warrants, or the exercise, disposition and lapse of the Replacement Warrants. Holders should consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the IRS or a court, which could affect the tax consequences described herein. We have not obtained, and have no plans to request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS or the courts will agree with any of the conclusions described herein. We can provide no assurances that our treatment of the transaction will be respected by the IRS.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for U.S. Holders relating to the exercise of Existing Warrants in exchange for our Common Stock and the Replacement Warrants and the ownership and disposition of our Common Stock and the Replacement Warrants. You are urged to consult with your tax advisor regarding the tax consequences to you (including the application and effect of any state, local, or foreign income tax, estate tax and other tax laws) of participation in the Offer, the receipt of Common Stock and the Replacement Warrants, the ownership and disposition of our Common Stock, and the exercise, disposition and lapse of the Replacement Warrants.

The Exchange Offer

If you participate in the Offer in accordance with the procedures set forth in this Offer Letter/Prospectus, we intend to treat your participation for U.S. federal income tax purposes in the manner described below.

The U.S. federal income tax consequences of participation in the Offer are uncertain. We intend to treat the Offer as (i) a material modification of the terms of the Existing Warrant to provide that it is exercisable for Common Stock and the Replacement Warrant, followed by (ii) an exercise of the modified Existing Warrant. For U.S. federal income tax purposes, upon such a modification the participating holder would be deemed to exchange the “old” Existing Warrants for “new” Existing Warrants and then to exercise the “new” Existing Warrants. We intend to treat any such deemed exchange of “old” Existing Warrants for “new” Existing Warrants as a tax-free “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

In accordance with such treatment as a recapitalization, (i) you generally would recognize no gain or loss on the deemed exchange; (ii) your tax basis in each “new” Existing Warrant received in the deemed exchange would be equal to the tax basis in such Existing Warrant; and (iii) your holding period in each “new” Existing Warrant would include your holding period in such “old” Existing Warrant.

Due to lack of direct legal authority, it is unclear whether the IRS will agree with this characterization and whether the Offer will qualify as a recapitalization followed by an exercise of the “new” Existing Warrants for Common Stock and the Replacement Warrant. The IRS could take the position that the deemed exchange is properly treated as a fully taxable deemed exchange of “old” Existing Warrants for “new” Existing Warrants, in which case the holder would recognize capital gain or loss equal to the difference between the holder’s adjusted tax basis in the “old” Existing Warrant and the fair market value of the “new” Existing Warrant. In the alternative, it is also possible that the IRS could take the position that the Offer should be treated as an early exercise of the Existing Warrants (without a deemed exchange of the Existing Warrants), accompanied by the receipt of a taxable “fee” or Section 305 distribution, taxable to the participating holder as described below. The IRS could seek to re-characterize the transaction in other ways inconsistent with the Company’s treatment. The following discussion assumes that the Offer will be treated as a recapitalization exchange followed by exercise of the “new” Existing Warrant.

Assuming the Company’s treatment is correct for tax purposes, subject to the following discussion regarding the receipt of the Replacement Warrant upon the exercise of an Existing Warrant during the Offer Period, you should not recognize gain or loss on the exercise of the Existing Warrant and related receipt of Common Stock. The U.S. federal income tax consequences of the receipt of a Replacement Warrant upon exercise of an Existing Warrant during the Offer Period are, however, uncertain. We intend to take the position that a holder should be treated as simultaneously purchasing Common Stock and a Replacement Warrant upon the exercise of the Existing Warrant during the Offer Period, in which case the holder would not be required to recognize income or gain upon the receipt of the Replacement Warrant or Common Stock. In that case your aggregate tax basis in the Common Stock and the Replacement Warrant received would equal your tax basis in the Existing Warrant plus the exercise price paid pursuant to the Offer, and this aggregate basis would be allocated between the Common Stock and the Replacement Warrant based on their relative fair market values. Your holding period for the Common Stock and the Replacement Warrant received will begin on the day following the date of exercise.

The IRS may take the position, however, that the Replacement Warrant represents a taxable fee for exercising the Existing Warrant during the Offer Period, in which case you generally would recognize ordinary income in an amount equal to the fair market value of the Replacement Warrant on the date of receipt. In that case, your tax basis in the Replacement Warrant would equal the amount of income recognized and your tax basis in the Common Stock received would equal the sum of your tax basis in the Existing Warrant plus the exercise price paid pursuant to the Offer. Your holding period for the Common Stock and Replacement Warrant received would begin on the day following the date of exercise. In this connection, we note that for financial accounting purposes the fair value of the Replacement Warrants issued will be recorded as an incentive for early warrant exercise expense, with an offsetting entry to additional paid-in capital. See “The Exchange Offer—Accounting Treatment” beginning on page 26.

In the alternative, the IRS may take the position that the receipt of a Replacement Warrant should be treated as a distribution of a right to acquire stock under Section 305 of the Code, which could result in a taxable distribution to you in an amount equal to the fair market value of the Replacement Warrant on the date of receipt, depending on the circumstances (for example, if cash is distributed to holders of Common Stock within 36 months of the date of receipt of the Replacement Warrant). See the discussion below under the heading “Ownership and Disposition of Common Stock” regarding tax treatment of distributions. In that case, the tax basis in the Common Stock received would equal the sum of your tax basis in the Existing Warrant plus the exercise price paid pursuant to the Offer, and the tax basis in the Replacement Warrant would depend on the particular circumstances. Your holding period for the Common Stock and Replacement Warrant received would begin on the day following the date of exercise.

You should consult your own tax advisor regarding the tax consequences to you of participation in the Offer, in particular regarding the possibility that the Offer may result in current recognition of taxable income.

If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

Ownership and Disposition of Common Stock

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Common Stock applicable to U.S. Holders, subject to the limitations described above.

Ownership of Common Stock

Distributions of cash or property that we pay in respect to the Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in the U.S. Holder’s gross income upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. Holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that the holder receiving the dividend satisfies applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in such Holder’s Common Stock, and thereafter will be treated as capital gain.

Dispositions of Common Stock

Upon a sale, exchange or other taxable disposition of shares of the Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and such holder’s adjusted tax basis in its shares of Common Stock. Such capital gain or loss will be long-term capital gain or loss if such holder has held such Common Stock for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.

Exercise, Disposition and Lapse of the Replacement Warrants

Exercise of Replacement Warrants

You will not recognize gain or loss on the exercise of a Replacement Warrant and related receipt of Common Stock. Your initial tax basis in the Common Stock received on the exercise of a Replacement Warrant will equal the sum of (i) your tax basis in such Replacement Warrant plus (ii) the exercise price paid on the exercise of such Replacement Warrant. Your holding period for the Common Stock received on the exercise of a Replacement Warrant should begin on the date that you exercise the Replacement Warrant.

Disposition of Replacement Warrants

You will recognize gain or loss on the sale or other taxable disposition of a Replacement Warrant in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received and (ii) your tax basis in the Replacement Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss. Any such capital gain or loss will be short-term capital gain or loss or long-term capital gain or loss, depending on whether the Replacement Warrants are held for more than one year.

Lapse of Replacement Warrant

Upon the lapse or expiration of a Replacement Warrant, you should recognize a loss in an amount equal to your tax basis in the Replacement Warrant. Any such loss generally will be a capital loss. Any such capital loss will be short-term capital loss or long-term capital loss, depending on whether the Replacement Warrants are held for more than one year.

Adjustment to Conversion Ratio

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on exercise of the Replacement Warrants, or an adjustment to the exercise price of the Replacement Warrants, may be treated as a constructive distribution to a holder of the Replacement Warrants if, and to the extent that, such adjustment has the effect for U.S. federal income tax purposes of increasing such U.S. Holder’s proportionate interest in the earnings and profits or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders).

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or exchange of the Common Stock or Existing Warrants made within the United States to a U.S. Holder, other than an exempt recipient (including a corporation). If information reporting applies to any such payment, we or our paying agent will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Risk Factors

For a detailed discussion of some of the risks you should consider before participating in the Offer, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 10 of this Offer Letter/Prospectus.

Additional Information; Miscellaneous

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter/Prospectus is a part. This Offer Letter/Prospectus does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Existing Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform Existing Warrant holders of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will exercises or tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Existing Warrant holders should consult with personal advisors if they have questions about their financial or tax situation. The information about this Offer from us is limited to this Offer Letter/Prospectus and the Schedule TO relating to this Offer.

We are subject to the information requirements of the Exchange Act, and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Any questions regarding procedures for delivering a completed Letter of Transmittal or Notice of Guaranteed Delivery, tendering your Existing Warrants, or tendering your proper discounted cash payment (in the form of a certified bank check or by wire transfer of immediately available funds, payable to the depositary) should be directed to Broadridge using the contact information below:

Broadridge Corporate Issuer Solutions, Inc.

By hand or overnight courier: Broadridge, Inc., Attn: BCIS IWS, 51 Mercedes Way, Edgewood, New York 11717

By mail:* Broadridge, Inc., Attn: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, New York 11717-0693

* If your chosen delivery method is USPS Priority Mail or USPS Registered Mail, you must utilize the overnight courier address.

Wire Instructions:

US Bank

ABA/Routing number: 123000848

International/Swift code: USBKUS44IMT

Bank: U.S. Bank

800 Nicollet Mall

City/State/Country: Minneapolis, MN 55402 United States

Beneficiary Account Name: Broadridge

Account Number: 153910728465

Any questions or requests for assistance concerning the Offer should be directed to Maxim or the Company using the contact information below:

Maxim Group LLC

Attn: Summer Kotb

405 Lexington Avenue, 2nd Floor

New York, NY 10174

Phone: (212) 895-3511

Email: skotb@maximgrp.com

Network 1 Financial Securities, Inc.

Attn: William Heming Jr.

2 Bridge Avenue

Red Bank, NJ 07701

Phone: 1 (800) 866-7007

Email: billheming@netw1.com

Provectus Biopharmaceuticals, Inc.

Attn: Peter R. Culpepper

7327 Oak Ridge Highway, Suite A

Knoxville, Tennessee 37931

Phone: (866) 597-5999

Email: pete@pvct.com

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Existing Warrant holders.

SELECTED FINANCIAL DATA

The following selected consolidated financial and operating data should be read in conjunction with (i) “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and (iii) “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, which is incorporated by reference in this Offer Letter/Prospectus. The selected consolidated statement of operations data set forth below for the years ended December 31, 2014, 2013 and 2012, and the selected consolidated balance sheet data set forth below at December 31, 2014 and 2013, are derived from our audited consolidated financial statements and related notes thereto which are incorporated by reference into this Offer Letter/Prospectus. The selected consolidated statement of operations data set forth below for the years ended December 31, 2011 and 2010, and the selected consolidated balance sheet data set forth below at December 31, 2012, 2011 and 2010, are derived from our audited consolidated financial statements and related notes thereto that are not incorporated by reference in this Offer Letter/Prospectus. The selected historical financial and operating data as of and for the nine months ended September 30, 2015 and 2014 were derived from our unaudited condensed consolidated financial statements incorporated by reference in this Offer Letter/Prospectus and in management’s opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the information in these periods. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	Nine Months Ended September 30, 2015	Years ended December 31,
		2014	2013	2012	2011	2010
		(all amounts in thousands except per share data)
Consolidated Statement of Operations Data:
Gain on settlement—net of discount	$—	$4,178	$—	$—	$—	$—
Operating expenses
Research and development	2,697	5,138	3,596	5,006	8,808	8,417
General and administrative	2,914	11,002	8,761	8,661	11,962	11,605
Amortization	168	671	671	671	671	671

Total operating loss	(5,779)	(12,633)	(13,028)	(14,338)	(21,441)	(20,693)
Other income (loss), net	(1)	2,390	(14,670)	1,769	2,006	2,141

Net loss	(5,780)	(10,243)	(27,698)	(12,569)	(19,435)	(18,552)
Dividends on preferred stock	—	—	(1,188)	(183)	(247)	(10,408)

Net loss applicable to common stockholders	$(5,780)	$(10,243)	$(28,886)	$(12,752)	$(19,682)	$(28,960)

Basic and diluted loss per common share	$(0.03)	$(0.06)	$(0.22)	$(0.11)	$(0.19)	$(0.37)
Weighted average number of common shares outstanding—basic and diluted	204,610	175,828	132,001	112,987	105,725	78,818

	As of September 30, 2015	As of December 31,
		2014	2013	2012	2011	2010
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$18,884	$17,392	$15,696	$1,222	$7,705	$8,087
Patents, net	3,080	3,584	4,255	4,926	5,598	6,268
Other assets	4,640	5,208	57	56	47	48
Total assets	26,604	26,184	20,008	6,204	13,350	14,403
Current liabilities	2,075	847	513	511	263	1,350
Warrant liability	—	147	12,866	1,300	3,067	2,353
Preferred stock	—	—	—	2	4	5
Common stock	205	185	160	118	110	91
Additional paid-in capital	195,469	181,299	152,520	122,626	115,690	96,953
Accumulated deficit	(171,144)	(156,294)	(146,051)	(118,353)	(105,784)	(86,350)
Total stockholders’ equity	24,529	25,190	6,629	4,393	10,020	10,699
Book value per share	0.12	0.14	0.05	0.04	0.09	0.14

The pro forma consolidated financial information presented below assumes that all 59,861,601 Existing Warrants are tendered for early exercise in the Offer on September 30, 2015, resulting in net proceeds to the Company of $41,892,429 after estimated offering expenses of $3,003,772.

Nine Months Ended September 30, 2015
Consolidated Statement of Operations Data, Pro Forma:
Operating expenses
Total operating loss	$(5,779)
Incentive expense for early warrant exercise	(5,434)
Other income, net	(1)
Net loss	(11,214)
Deficiency of earnings to cover fixed charges	(11,214)

As of September 30, 2015
Consolidated Balance Sheet Data, Pro Forma:
Cash, cash equivalents and marketable securities	$60,776
Total assets	68,496
Total liabilities	2,075
Stockholders’ equity	66,421
Book value per share	0.25

The pro forma consolidated financial information reflects the following adjustments:

(1) Cash proceeds from the exercise of 59,861,601 Existing Warrants at an exercise price of $0.75, resulting in net proceeds to the Company of $41,892,429 after estimated offering expenses of $3,003,772.

(2) The issuance of 59,861,601 shares of Common Stock upon the exercise of the Existing Warrants.

(3) The value of 59,861,601 Replacement Warrants to be issued as an inducement in the Exchange Offer based on the 59,861,601 Existing Warrants outstanding prior to December 28, 2015, using a Black-Scholes model assuming a stock price of $0.39, resulting in an estimated expense of approximately $5,434,000. The fair value of the modified Existing Warrants was determined to be zero as of December 28, 2015 using a Black-Scholes model.

USE OF PROCEEDS

This Offer Letter/Prospectus relates to our Existing Warrants, the Replacement Warrants and the shares of our Common Stock underlying the Existing Warrants and the Replacement Warrants. We will not receive any proceeds as a result of the issuance of the Replacement Warrants, except that we will receive the exercise price upon the exercise of any Existing Warrants that are tendered in response to the Offer, with the exercise price of $0.75 per share (after taking into account the discounted exercise price). We will also receive the exercise price of $0.85 per share upon the exercise of any Replacement Warrants.

We intend to use the proceeds received from the exercise of the Existing Warrants and the Replacement Warrants, if any, for clinical development, working capital and general corporate purposes. We cannot estimate precisely the allocation of the net proceeds from this Offer. The amounts and timing of the expenditures may vary significantly, depending on numerous factors. Some of these factors include the amount of cash used in our operations, progress of our clinical trials, and other development efforts, including immunology work for both our oncology and dermatology programs to determine the unique immuno-chemoablative and anti-inflammatory characteristics of our respective drug product candidates. Accordingly, our management will have broad discretion in the application of the net proceeds of this Offer. Until we use the net proceeds of this Offer, we intend to invest the funds in short-term, investment grade, interest-bearing securities and short-term U.S. Treasury bills.

DETERMINATION OF PRICE OF EXISTING WARRANTS

AND REPLACEMENT WARRANTS

Existing Warrants and Underlying Common Stock

The original exercise prices of the Existing Warrants was between $1.00 and $3.00 per share of our Common Stock (prior to taking into account the discounted exercise price). However, the Offer is to temporarily modify the terms of such Existing Warrants so that each holder who tenders Existing Warrants during the Offer Period for early exercise will be able to do so at an exercise price of $0.75 per share (after taking into account the discounted exercise price). The exercise prices for the Existing Warrants was arbitrarily determined by our Board and does not have any relationship to our assets, projected future earnings, book value or any other objective financial statement criteria of value at such time.

Replacement Warrants and Underlying Common Stock

The price of the shares of Common Stock issuable upon the exercise of Replacement Warrants is determined by reference to the exercise prices of such warrants, which is $0.85 per share of our Common Stock. Our Board established the exercise price for the Replacement Warrants based on its estimation of those warrant terms that would encourage Existing Warrant holders to participate in the Offer. The exercise price for the Replacement Warrants was arbitrarily determined by our Board and does not have any relationship to our assets, projected future earnings, book value or any other objective financial statement criteria of value.

DILUTION

The difference between the purchase price per share of the Common Stock issuable upon exercise of the Existing Warrants, and the pro forma net tangible book value per share of our Common Stock after this offering constitutes the dilution to purchasers in this offering. Net tangible book value per share is determined by dividing our tangible book value, which is our tangible assets less total liabilities, by the number of outstanding shares of our Common Stock. The information below assumes all of the Existing Warrants are exercised.

At September 30, 2015, our net tangible book value was $21,422,069, or approximately $0.10 per share of Common Stock. Without taking into account any other changes in the net tangible book value after September 30, 2015 other than to give effect to our receipt of the estimated proceeds from the issuance of 59,861,601 shares of Common Stock issuable upon exercise of the Existing Warrants offered by this Offer Letter/Prospectus, at an offering price of $0.75 per share, which represents the reduced exercise price of the Existing Warrants, our net tangible book value as of September 30, 2015, after giving effect to the items above, would have been approximately $63,314,498, or approximately $0.24 per share of Common Stock. This represents an immediate increase of $0.14 in net tangible book value per share to our existing stockholders and an immediate dilution of $0.51 per share to purchasers of Common Stock in this offering. Holders of Replacement Warrants issued as part of this offering who exercise their Replacement Warrants may experience dilution if our net tangible value at the time of exercise is less than the exercise price.

The following table illustrates the dilution to the purchasers in this offering on a per-share basis as if the offering had occurred on September 30, 2015:

Offering price of the shares of Common Stock		$0.75	(1)
Net tangible book value before this offering	$0.10
Increase attributable to purchasers in this offering	$0.14

Pro forma net tangible book value after this offering		$0.24

Dilution to purchasers in this offering		$0.51

(1)	Represents the reduced exercise price of the Existing Warrants.

This discussion of dilution, and the table set forth above, is based on 204,637,136 shares of our Common Stock issued and outstanding as of September 30, 2015 before giving effect to this offering and 264,498,737 shares of Common Stock issued and outstanding as of September 30, 2015 after giving effect to this offering. The foregoing discussion and table assume that none of the following securities have been exercised or converted for or into shares of our Common Stock as of September 30, 2015:

•	20,125,000 shares of our Common Stock issuable upon exercise of the June 2015 Warrants outstanding as of September 30, 2015;

•	up to 3,591,696 shares of our Common Stock issuable upon exercise of the warrants to be issued to Maxim as part of the Warrant Exchange Transaction, which number represents 6% of the maximum number of shares of Common Stock issuable upon exercise of the Existing Warrants;

•	59,861,601 shares of our Common Stock issuable upon exercise of the Replacement Warrants;

•	134,994 shares of our Common Stock issuable upon exercise of warrants not subject to the Exchange Offer outstanding as of September 30, 2015;

•	9,545,214 shares of our Common Stock issuable upon exercise of stock options outstanding as of September 30, 2015; and

•	19,850,000 shares of our Common Stock reserved for future issuance under our 2012 Stock Plan, as amended, and our 2014 Equity Compensation Plan.

PLAN OF DISTRIBUTION

Replacement Warrants

The Replacement Warrants are being offered to holders of our Existing Warrants pursuant to the terms of the Offer set forth in the section entitled “The Offer.”

We are offering 59,861,601 shares of the Company’s Common Stock, which are issuable upon exercise of the Replacement Warrants. Pursuant to the terms of the Replacement Warrants, shares of our Common Stock will be issued to those Replacement Warrant holders who exercise their Replacement Warrants and provide payment of the exercise price of $0.85 per share through their brokers to our warrant agent, Broadridge, 51 Mercedes Way, Edgewood, New York 11717. We do not know if or when the Replacement Warrants will be exercised. We also do not know whether any of the shares of Common Stock acquired upon exercise of the Replacement Warrants will be sold.

Common Stock Issuable upon Exercise of Existing Warrants

We are offering 59,861,601 shares of the Company’s Common Stock, which are issuable upon exercise of the Existing Warrants during the Offer Period. Pursuant to the terms of the Existing Warrants, shares of our Common Stock will be issued to those Existing Warrant holders who exercise their Existing Warrants and provide payment of the applicable discounted exercise price through their brokers to our warrant agent, Broadridge, 151 Mercedes Way, Edgewood, New York 11717. We do not know the number of the Existing Warrants that will be exercised in connection with this Offer.

Persons Retained, Employed, Compensated or Used

The Company has retained Maxim to serve as its co-dealer manager in connection with the Offer pursuant to the terms of the LOE. As compensation for services rendered by Maxim under the LOE, the Company has agreed to: (i) pay to Maxim a dealer manager fee consisting of a cash payment equal to four percent (4.0%) of the total proceeds received from the exchange of the Existing Warrants participating in the Offer; (ii) pay Maxim an investment banking advisory fee consisting of a cash payment equal to two percent (2.0%) of the total proceeds received by the Company in the Offer; (iii) pay Maxim $25,000 as an advance to be applied toward Maxim’s anticipated out-of-pocket expenses; and (iv) issue to Maxim (or its designated affiliates) warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to six percent (6.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised in connection with the Offer, other than Existing Warrants exercised pursuant to the Offer by clients of Network 1, as discussed below. The Company provided customary representations and indemnification to Maxim under the LOE. The LOE is effective for a period of one hundred and eighty (180) business days from December 14, 2015 and will continue to be in effect for a period of thirty (30) business days subsequent to the Company’s filing of a Form 8-K, which will be filed upon closing of the Offer.

In connection with any Existing Warrants tendered by clients of Network 1 in the Offer, the Company will (i) issue Maxim (or its designated affiliates) warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to three percent (3.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised by clients of Network 1 in the Offer; and (ii) issue Network 1 warrants to purchase shares of Common Stock covering such number of shares of Common Stock equal to three percent (3.0%) of the total number of shares of the Common Stock underlying the Existing Warrants exercised by clients of Network 1 in the Offer. Maxim will pay to Network 1 a cash fee equal to 100% of Maxim’s dealer manager fee for any Existing Warrants that are tendered by clients of Network 1 in the Offer.

In connection with the June 2015 Warrants, on June 19, 2015 we entered into a Warrant Agreement with Broadridge, appointing Broadridge as warrant agent for the June 2015 Warrants. In connection with this Offer, we have amended the Warrant Agreement to appoint Broadridge as warrant agent for the Replacement Warrants.

As amended, the Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Existing Warrants subject to the Offer. We have also engaged Broadridge as the Company’s exchange and escrow agent with respect to the Offer. Broadridge will receive reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Certificate authorizes us to issue up to 400,000,000 shares of Common Stock having a par value of $0.001 per share and 25,000,000 shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”). As of December 28, 2015, we had 204,979,100 shares of Common Stock issued and outstanding, with an aggregate of 90,751,595 shares of Common Stock issuable upon exercise of currently exercisable options and warrants. As of December 28, 2015, we had 0 shares of Preferred Stock issued and outstanding. The transfer agent and registrar for our Common Stock is Broadridge.

Common Stock

The description under the heading “Description of the Registrant’s Securities to be Registered” in our Registration Statement on Form 8-A, filed with the SEC on April 30, 2014, is hereby incorporated by reference into this registration statement. Any form of prospectus subsequently filed by us pursuant to Rule 424(b) under the Securities Act, that includes a description of the securities to be registered hereunder is also incorporated by reference into this registration statement.

Replacement Warrants

Each Existing Warrant holder who tenders Existing Warrants for early exercise pursuant to the terms of the Offer will receive, in addition to the shares of Common Stock purchased upon exercise, one Replacement Warrant to purchase the same number of shares of our Common Stock at a price of $0.85 per share, subject to adjustment pursuant to the terms of the Replacement Warrants, at any time after the closing of this offering. The Replacement Warrants will expire at 5:00 p.m., Eastern Time, on June 19, 2020.

The Replacement Warrants will be issued in registered form under a warrant agreement, as amended, between Broadridge, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this Offer Letter/Prospectus is a part, for a complete description of the terms and conditions applicable to the Replacement Warrants.

The exercise price and number of shares of Common Stock issuable on exercise of the Replacement Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

The Replacement Warrants may be exercised upon surrender of the Replacement Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Replacement Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price by certified or official bank check or by bank wire transfer in immediately available funds, for the number of Replacement Warrants being exercised. The Replacement Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Replacement Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Replacement Warrants, each holder will be entitled to one vote for each share of Common Stock held on record on all matters to be voted on by stockholders.

No Replacement Warrants will be exercisable and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such Replacement Warrant, a prospectus relating to the Common Stock issuable upon exercise of the Replacement Warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Replacement Warrants. In addition, holders of the Replacement Warrants are not entitled to net cash settlement and the Replacement Warrants may only be settled by delivery of shares of our Common Stock and not cash. In this event, under the terms of the warrant agreement, the Company shall, at the election of the registered holder of such warrant to be given within five (5) days of receipt of notice of such event, either rescind the previously submitted election to purchase and the Company shall return all consideration paid by registered holder of such warrant for such shares upon such rescission, or treat the attempted exercise as a cashless exercise pursuant to the terms of the warrant agreement and refund the cash portion of the exercise price to the registered holder of such Replacement Warrant. If, upon exercise of the Replacement Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the Replacement Warrant holder.

LEGAL MATTERS

Legal matters in connection with the validity of the issuance of the securities offered by this Offer Letter/Prospectus will be passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee.

EXPERTS

The consolidated financial statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this Offer Letter/Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

We have had no changes in our independent registered public accounting firm through the date of this Offer Letter/Prospectus or during our preceding two fiscal years, nor have we had any disagreements with our independent registered public accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during such time.